Exhibit 10.2

March 25, 2015

Re:    Offer of Employment with Jazz Pharmaceuticals

Dear Karen,

I am very pleased to invite you to join Jazz Pharmaceuticals. This letter sets out the basic terms of your employment with Jazz Pharmaceuticals.

1.
Duties and Responsibilities. Your initial assignment will be as Global Head of Research & Development and Chief Medical Officer, reporting to me. This offer is for a full time position, located at Jazz Pharmaceuticals’ offices in Palo Alto. The position will require you to travel to other locations, including internationally, as necessary to fulfill your responsibilities. As part of your employment relationship, you agree to comply with Jazz Pharmaceuticals’ policies and procedures in effect from time to time during your employment. As an exempt employee, you are expected to work the number of hours required to do your job well.

2.	Compensation. Contingent upon approval of the Compensation Committee of the Jazz Pharmaceuticals plc Board of Directors (“Compensation Committee”):

a.
Salary and Bonus. Your initial annual base salary will be $475,000 payable in accordance with Jazz Pharmaceuticals’ customary payroll practices, for all hours worked. Salary is subject to periodic review and adjustment by Jazz Pharmaceuticals, in accordance with its normal practices; we have a company-wide performance review process that takes place early in each calendar year. The Company has a cash bonus plan under which annual bonuses may be given based on the Company meeting its annual objectives, and each employee’s meeting of his or her objectives.  In your role, you will be eligible for an annual incentive bonus with a target currently set at 45% of your annual base salary, prorated for 2015. Whether there will be a bonus in any year, and the size of any bonus if there is one, is within the discretion of the Board of Directors.

b.
Signing Bonus. Jazz Pharmaceuticals will pay you a signing bonus of $100,000, less all required withholdings, payable on the first regular pay day occurring 90 days after your employment start date, subject to your continued employment in good standing with Jazz Pharmaceuticals through that time. Should you voluntarily resign within one year of your employment start date, you will be expected to repay the full amount of the signing bonus to Jazz Pharmaceuticals on or within 30 days of the later of your resignation or termination date.

Karen Smith                                 Page 2
March 25, 2015

c.
Equity.  If you accept the offer to become an employee of Jazz Pharmaceuticals, we will recommend to the Compensation Committee at a meeting held prior to commencement of your employment that you be granted equity with a value of $2.5 million. Half of the equity value would be in the form of a grant of options to purchase Jazz Pharmaceuticals plc ordinary shares, and half of the equity value would be in the form of a grant of restricted stock units (“RSUs”) giving you a right to receive Jazz Pharmaceuticals plc ordinary shares at a future date.  The number of options and RSUs to be granted would be based on an approximation of grant date fair value, as determined in accordance with the Compensation Committee’s usual methodology for executive officer equity grants. Subject to your continued employment on each vesting date, the options would generally vest 1/4th of the total granted on the first anniversary of your start date and 1/48th of the total granted per month thereafter, and the RSUs would vest 1/4th annually over four years from the date of grant.  The options would have an exercise price that equals the fair market value of Jazz Pharmaceuticals plc ordinary shares on the date of the grant as determined under the Jazz Pharmaceuticals plc 2011 Equity Incentive Plan (the “EIP”). The RSUs would have no exercise price.

d.
Additional equity. If you accept the offer to become an employee of Jazz Pharmaceuticals, in addition to the equity grants described above, we will recommend to the Compensation Committee at the meeting contemplated above that you receive a grant of RSUs with a value of $50,000 that would vest in full one year from the date of commencement of your employment. The number of RSUs granted would be determined in the same manner as described above.  The RSUs would have no exercise price.

The grants described above would be made under and subject to the terms and conditions of the EIP and the applicable award agreements, which would be provided to you as soon as practicable after the grant date. The grants would be made on the second trading day after the first 10-Q or 10-K is filed by the Company following Compensation Committee approval of the equity grants and commencement of your employment.

e.
Relocation Assistance. The Company will pay moving expenses associated with movement of your household goods to the Palo Alto area during 2015. In addition, you will receive a lump sum payment of $150,000 to cover additional expenses associated with a move in 2015 in accordance with customary payroll practices. The Company will also make available to you, at the Company’s expense, the assistance of a relocation service retained by the Company and agreed upon related services arranged by the relocation service. All taxable reimbursements of expenses will be made in accordance with Section 409A of the Internal Revenue Code of 1986. Should you voluntarily resign within one year of your employment start date, you will be required to reimburse the Company for $75,000 (one half the $150,000 lump sum payment) on or within 30 days of the later of your resignation or termination date.

3.
Benefits. You generally will be eligible to receive all benefits which are extended to other similarly-situated employees at Jazz Pharmaceuticals, including medical and dental benefits, life insurance and other benefits offered to regular employees. You will be eligible for paid time off and holidays in accordance with Jazz Pharmaceuticals’ policies, and, as a Senior Vice President, you will be a participant in the Company’s Amended and Restated Executive Change in Control and Severance Benefit Plan.

4.	Confidential Information; Employee Confidential Information and Inventions Agreement. To enable Jazz Pharmaceuticals to safeguard its proprietary and confidential information, it is a condition

Karen Smith                                 Page 3
March 25, 2015

of employment that you sign Jazz Pharmaceuticals’ standard form of “Employee Confidential Information and Inventions Agreement.” We understand that you are likely to have signed similar agreements with prior employers, and wish to impress upon you that Jazz Pharmaceuticals does not want to receive the confidential or proprietary information of others, and will support you in respecting your lawful obligations to prior employers. By accepting this offer, you are representing to Jazz Pharmaceuticals that your performance of your duties will not violate any agreements you may have with, or trade secrets of, any third parties. You agree that, during your employment with Jazz Pharmaceuticals, you will not engage in any business activity that competes with Jazz Pharmaceuticals, and you will notify your supervisor if you are considering accepting outside work.

5.
Code of Conduct.  Jazz Pharmaceuticals is committed to integrity and the pursuit of excellence in all we do.  We fulfill these commitments while upholding a high level of ethical conduct.  The Code of Conduct is one element of Jazz Pharmaceuticals’ efforts to ensure lawful and ethical conduct by the Company and its subsidiaries and their employees, officers and directors.  It is a condition of employment that you read, agree to and sign Jazz Pharmaceuticals’ Code of Conduct in the first week of employment.  If you have questions about the Code of Conduct, please let Human Resources know and we will ensure that you receive answers to your inquiries as quickly as possible.

6.
At-Will Employment. Should you decide to accept our offer, you will be an “at-will” employee of Jazz Pharmaceuticals. This means that either you or Jazz Pharmaceuticals may terminate the employment relationship with or without cause at any time. Participation in any benefit, compensation or bonus program does not change the nature of the employment relationship, which remains “at-will.”

7.
Authorization to Work. Federal government regulations require that all prospective employees present documentation verifying their identity and demonstrating that they are authorized to work in the United States. If you have any questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, please contact Heather McGaughey, our Senior Vice President, Human Resources. Your employment is contingent on your ability to prove your identity and authorization to work in the United States, and your complying with the government’s employment verification requirements.

8.
Complete Offer and Agreement. This letter contains our complete understanding and agreement regarding the terms of your employment by Jazz Pharmaceuticals. There are no other, different or prior agreements or understandings on this or related subjects. Changes to the terms of your employment can be made only in writing signed by you and the Chief Operating Officer of Jazz Pharmaceuticals, although it is understood that as part of the policy of employment at will, Jazz Pharmaceuticals may, from time to time, in its sole discretion, adjust your salary, incentive compensation and benefits, as well as your job title, location, duties, responsibilities, assignments and reporting relationships.

9.
Acceptance of Offer. We hope that you will accept this offer promptly, and begin your full time employment at Jazz Pharmaceuticals on April 13th, 2015 as discussed. This offer is contingent upon satisfactory background checks. If our offer is acceptable to you, please sign the enclosed copy of this letter in the space indicated and return it to me by March 26, 2015.

10.
Severability. If any provision of this offer is held to be invalid, void or unenforceable, the remainder of the agreement set forth herein will remain unaffected, and you and Jazz Pharmaceuticals will work together to achieve the intent of the affected provisions.

Karen Smith                                 Page 4
March 25, 2015

Karen, we are impressed by your accomplishments and potential, and we are enthusiastic at the prospect of your joining us. I look forward to your acceptance of this offer, and to your contributions to the growth and success of Jazz Pharmaceuticals.

Sincerely,

/s/ Russell Cox

Russell Cox
EVP & Chief Operating Officer

ACCEPTANCE OF EMPLOYMENT OFFER:

I accept the offer of employment by Jazz Pharmaceuticals on the terms described in this letter.

Signature:    /s/ Karen Smith

Date of Acceptance :    25 March 2015